SUB-ADVISORY AGREEMENT

AGREEMENT made as of the 20th day of August, 2004, by and between AssetMark Investment Services, Inc., a California corporation (the "Advisor"), and Adelante Capital Management LLC, a Delaware limited liability company (the “Sub-Advisor”).

WHEREAS, the Advisor and the Sub-Advisor are registered investment advisers under the Investment Advisers Act of 1940, as amended (the “Advisers Act”) and engage in the business of providing investment management services; and

WHEREAS, the Advisor has been retained to act as investment adviser pursuant to an Investment Advisory Agreement dated May 11, 2001(the “Advisory Agreement”) with AssetMark Funds (the “Trust”), a Delaware statutory trust registered with the U.S. Securities and Exchange Commission (the “SEC”) as an open-end management investment company under the Investment Company Act of 1940, as amended (the "1940 Act"), currently consisting of several separate series of shares, each having its own investment objectives and policies and which is authorized to create more series; and

WHEREAS, the Advisory Agreement permits the Advisor, subject to the supervision and direction of the Trust’s Board of Trustees, to delegate certain of its duties under the Advisory Agreement to other investment advisers, subject to the requirements of the 1940 Act; and

WHEREAS, the Advisor and Sub-Advisor (formerly named Lend Lease Rosen Real Estate Securities LLC) were parties to a Sub-Advisory Agreement dated as of August 27, 2002 (the “Original Agreement”) relating to the AssetMark Real Estate Securities Fund (the “Fund”); and

WHEREAS, the Sub-Advisor underwent a change in ownership and a change from its previous name to Adelante Capital Management LLC, and the ownership change involved the assignment and resulting termination of the Original Agreement as required under the 1940 Act; and

WHEREAS, the Board of Trustees of the Trust has approved this replacement Sub-Advisory Agreement in contemplation of the ownership change and the related assignment and resulting termination of the Original Agreement; and

WHEREAS, the Advisor desires to retain Sub-Advisor to assist it in the provision of a continuous investment program for that portion of one or more of the Trust’s series’ (each a “Fund”) assets which the Advisor will assign to the Sub-Advisor as described on Schedule B to this Agreement (the “Sub-Advisor Assets”), and the Sub-Advisor is willing to render such services subject to the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of mutual covenants recited below, the parties agree and promise as follows:

1.  Appointment as Sub-Advisor. The Advisor hereby retains the Sub-Advisor to act as investment adviser for, and to manage the Sub-Advisor Assets, subject to the supervision of the Advisor and the Board of Trustees of the Trust and subject to the terms of this Agreement; and the Sub-Advisor hereby accepts such employment. In such capacity, the Sub-Advisor shall be responsible for the investment management of the Sub-Advisor Assets. The Sub-Advisor agrees to exercise the same skill and care in performing its services under this Agreement as the Sub-Advisor exercises in performing similar services with respect to other fiduciary accounts for which the Sub-Advisor has investment responsibilities.

2.  Duties of Sub-Advisor.

(a)  Investments. The Sub-Advisor is hereby authorized and directed and hereby agrees, subject to the stated investment policies and restrictions of each Fund as set forth in such Fund’s prospectus and statement of additional information as currently in effect and as supplemented or amended from time to time and provided to the Sub-Advisor (collectively referred to as the “Prospectus”) and subject to the directions of the Advisor and the Trust’s Board of Trustees, as set forth more particularly in Schedule A hereto, as may be amended from time to time, to purchase, hold and sell investments for the Sub-Advisor Assets and to monitor on a continuous basis the performance of the Sub-Advisor Assets. In providing these services, the Sub-Advisor will conduct a continual program of investment, evaluation and, if appropriate, sale and reinvestment of the Sub-Advisor Assets. The Advisor agrees to provide the Sub-Advisor with current Prospectus and other information reasonably requested by the Sub-Advisor concerning a Fund, its assets available or to become available for investment, and generally as to the conditions of a Fund’s or the Trust’s affairs.

(b)  Compliance with Applicable Laws and Governing Documents. In the performance of its duties and obligations under this Agreement, the Sub-Advisor shall with respect to Sub-Advisor Assets, act in conformity with the Trust’s Declaration of Trust and By-Laws as provided to the Sub-Advisor, the Prospectus(es) as provided to the Sub-Advisor, and with the instructions and directions received in writing from the Advisor or the Trustees of the Trust and will conform to and comply with the requirements of the 1940 Act, the Investment Advisers Act of 1940, as amended (the “Advisers Act”), the Internal Revenue Code of 1986, as amended (the “Code”), and all other applicable federal and state laws and regulations. The Advisor will provide the Sub-Advisor with a copy of the minutes of the meetings of the Board of Trustees of the Trust to the extent they may affect a Fund or the duties of the Sub-Advisor, and with the copies of any financial statements or reports made by a Fund to its shareholders, and any further materials or information which the Sub-Advisor may reasonably request to enable it to perform its functions under this Agreement.

The Advisor will provide the Sub-Advisor with reasonable advance notice of any change in a Fund’s investment objectives, policies and restrictions as stated in the Prospectus, and the Sub-Advisor shall, in the performance of its duties and obligations under this Agreement, manage the Sub-Advisor Assets consistent with such changes, provided the Sub-Advisor has received prior notice of the effectiveness of such changes from the Trust or the Advisor. In addition to such notice, the Advisor shall provide to the Sub-Advisor a copy of a modified Prospectus reflecting such changes. The Sub-Advisor will provide, to the Fund or to the Advisor such information as may be necessary for the Trust, the Fund or the Advisor to comply with all disclosure requirements under all applicable federal and state laws and regulations specifically for inclusion in the Prospectus. The Sub-Advisor hereby agrees to provide to the Advisor in a timely manner such information relating to the Sub-Advisor and its relationship to, and actions for, a Fund as may be required to be contained in the Prospectus or in the Trust’s registration statement on Form N-1A.

(c)  Voting of Proxies. The Sub-Advisor shall have the power to vote, either in person or by proxy, all securities in which the Sub-Advisor Assets may be invested from time to time, and shall not be required to seek instructions from the Advisor, the Trust or a Fund. At the request of the Fund, the Sub-Advisor shall provide the Fund with its recommendations as to the voting of such proxies. If both the Sub-Advisor and another entity managing assets of a Fund have invested in the same security, the Sub-Advisor and such other entity will each have the power to vote its pro rata share of the security.

(d)  In the performance of its duties hereunder, the Sub-Advisor is and shall be an independent contractor and except as expressly provided for herein or otherwise expressly provided or authorized shall have no authority to act for or represent the Fund or the Trust in any way or otherwise be deemed to be an agent of the Fund, the Trust or of the Advisor. If any occasion should arise in which the Sub-Advisor gives any advice to its clients concerning the shares of the Fund, the Sub-Advisor will act solely as investment counsel for such clients and not in any way on behalf of the Trust of the Fund. The Sub-Advisor agrees to provide the Advisor and the Trust with copies of any such agreements intended to be executed on behalf of the Advisor or the Trust, prior to the execution thereof.

(e)  Brokerage. The Sub-Advisor will place orders pursuant to the Sub-Advisor’s investment determinations for a Fund either directly with the issuer or with any broker or dealer. The Sub-Advisor shall arrange for the placing of all orders for the purchase and sale of securities and other investments for each Fund’s account and will exercise full discretion and act for the Trust in the same manner and with the same force and effect as the Trust might or could do with respect to such purchases, sales or other transactions, as well as with respect to all other things necessary or incidental to the furtherance or conduct of such purchases, sales or transactions. In executing portfolio transactions and selecting brokers or dealers, the Sub-Advisor will use its best efforts to seek on behalf of a Fund the best overall execution available. In assessing the best overall terms available for any transaction, the Sub-Advisor shall consider all factors that it deems relevant, including the breadth of the market in the security, the price of the security, the financial condition and execution capability of the broker or dealer, and the reasonableness of the commission, if any, both for the specific transaction and on a continuing basis. In evaluating the best overall terms available, and in selecting the broker-dealer to execute a particular transaction the Sub-Advisor may also consider the brokerage and research services (as those terms are defined in Section 28(e) of the Securities Exchange Act of 1934, as amended) provided to a Fund and/or other accounts over which the Sub-Advisor may exercise investment discretion. The Sub-Advisor is authorized, subject to such procedures as may be approved by the Trust’s Board of Trustees, to pay to a broker or dealer who provides such brokerage and research services a commission for executing a portfolio transaction for any of the Funds that is in excess of the amount of commission another broker or dealer would have charged for effecting that transaction if, but only if, the Sub-Advisor determines in good faith that such commission was reasonable in relation to the value of the brokerage and research services provided by such broker or dealer , viewed in terms of that particular transaction or in terms of the overall responsibilities of the Sub-Advisor to a Fund and/or other accounts over which the Sub-Advisor may exercise investment discretion. In addition, the Sub-Advisor is authorized to allocate purchase and sale orders for portfolio securities to brokers or dealers (including brokers and dealers that are affiliated with the Advisor, the Sub-Advisor, or the Trust’s principal underwriter) to take into account the sale of shares of the Trust if the Sub-Advisor believes that the quality of the transaction and the commission are comparable to what they would be with other qualified firms.

(f)  Securities Transactions. In no instance, however, will any Fund’s securities be purchased from or sold to the Advisor, the Sub-Advisor, the Trust’s principal underwriter, or any affiliated person of either the Trust, the Advisor, the Sub-Advisor or the Trust’s principal underwriter, acting as principal in the transaction, except to the extent permitted by the SEC and the 1940 Act.

The Sub-Advisor, including its Access Persons (as defined in subsection (e) of Rule 17j-1 under the 1940 Act), agrees to observe and comply with Rule 17j-1 and its Code of Ethics (which shall comply in all material respects with Rule 17j-1), as the same may be amended from time to time. On at least an annual basis, the Sub-Advisor will comply with the reporting requirements of Rule 17j-1, which may include either (i) certifying to the Advisor that the Sub-Advisor and its Access Persons have complied with the Sub-Advisor’s Code of Ethics with respect to the Sub-Advisor Assets, or (ii) identifying any violations which have occurred with respect to the Sub-Advisor Assets and (iii) certifying that it has adopted procedures reasonably necessary to prevent Access Persons from violating the Sub-Advisor’s Code of Ethics. The Sub-Advisor will also submit its Code of Ethics for its initial approval by the Board of Trustees and subsequently within six months of any material change of thereto.

The Sub-Advisor may buy securities for the Fund at the same time it is selling such securities for another client account and may sell securities for the Fund at the time it is buying such securities for another client account subject always to the Sub-Advisors obligation as the fiduciary to the Trust. In such cases, subject to applicable legal and regulatory requirements and in compliance with such procedures of the Trust as may be in effect from time to time, the Sub-Advisor may effectuate cross transactions between the Fund and such other account if it deems this to be advantageous. The Sub-Advisor also may cause the Fund to enter into other types of investment transactions (e.g., a long position on a particular securities index) at the same time it is causing other client accounts to take opposite economic positions (e.g., a short position on the same index) subject always to the Sub-Advisors obligation as the fiduciary to the Trust

On occasions when the Sub-Advisor deems the purchase or sale of a security to be in the best interest of the Fund as well as other clients, the Sub-Advisor, to the extent permitted by applicable laws and regulations, and in compliance with such procedures of the Trust as may be in effect from time to time, may aggregate the securities to be sold or purchased in order to obtain the best execution and lower brokerage commissions, if any. In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Sub-Advisor in the manner it considers to be the most equitable and consistent with its fiduciary obligations to the Fund and to such clients.

The Sub-Advisor will advise the Fund’s custodian or such depository or agents as may be designated by the custodian and the Advisor promptly of each purchase and sale of a portfolio security, specifying the name of the issuer, the description and amount or number of shares of the security purchased, the market price, the commission and gross or net price, the trade date and settlement date and the identity of the effecting broker or dealer. The Sub-Advisor shall not have possession or custody of the Fund investments. The Trust shall be responsible for all custodial agreements and the payment of all custodial charges and fees and, upon the Sub-Advisor giving proper instructions to the custodian, the Sub-Advisor shall have no responsibility or liability for the acts, omissions or other conduct of the custodian.

(g)  Books and Records. The Sub-Advisor shall maintain separate detailed records of all matters pertaining to the Sub-Advisor Assets, including, without limitation, brokerage and other records of all securities transactions. Any such records required to be maintained and preserved pursuant to the provisions of Rule 31a-1 and Rule 31a-2 promulgated under the 1940 Act which are prepared or maintained by the Sub-Advisor on behalf of the Trust are the property of the Trust and will be surrendered promptly to the Trust on request. The Sub-Advisor further agrees to preserve for the periods prescribed in Rule 31a-2 under the 1940 Act the records required to be maintained under Rule 31a-1 under the 1940 Act with respect to the Sub-Advisor Assets.

(h)  Information Concerning Sub-Advisor Assets and the Sub-Advisor. From time to time as the Advisor, and any consultants designated by the Advisor, or the Trust may request, the Sub-Advisor will furnish the requesting party reports on portfolio transactions and reports on Sub-Advisor Assets held in the portfolio, all in such detail as the Advisor, its consultant(s) or the Trust may reasonably request. The Sub-Advisor also will inform the Advisor in a timely manner of material changes in portfolio managers responsible for Sub-Advisor Assets, any material changes in the ownership or management of the Sub-Advisor, or of material changes in the control of the Sub-Advisor. Upon reasonable request, the Sub-Advisor will make available its officers and employees to meet with the Trust’s Board of Trustees to review the Sub-Advisor Assets.

Upon request, the Sub-Advisor also will provide such information or perform such additional acts as are reasonably and customarily provided or performed by a Sub-Advisor and may be required for a Fund or the Advisor to comply with their respective obligations under applicable laws, including, without limitation, the Code, the 1940 Act, the Advisers Act, the Securities Act of 1933, as amended (the “Securities Act”) and any federal or state securities laws, and any rule or regulation thereunder.

(i)  Custody Arrangements. The Sub-Advisor shall on each business day provide the Advisor, its consultant(s) and the Trust’s custodian such information as the Advisor and the Trust’s custodian may reasonably request relating to all transactions concerning the Sub-Advisor Assets.

(j)  Historical Performance Information. The Advisor may request performance information for a specific use subject to approval by the Sub-Advisor.

3.  Independent Contractor. In the performance of its duties hereunder, the Sub-Advisor is and shall be an independent contractor and unless otherwise expressly provided herein or otherwise authorized in writing, shall have no authority to act for or represent a Fund, the Trust or the Advisor in any way or otherwise be deemed an agent of a Fund, the Trust or the Advisor.

4.  Expenses. During the term of this Agreement, Sub-Advisor will pay all expenses incurred by it in connection with its activities under this Agreement other than the cost of securities, commodities and other investments (including brokerage commissions and other transaction charges, if any) purchased for a Fund. The Sub-Advisor shall, at its sole expense, employ or associate itself with such persons as it believes to be particularly fitted to assist it in the execution of its duties under this Agreement. The Trust or the Advisor, as the case may be, shall reimburse the Sub-Advisor for any expenses as may be reasonably incurred by the Sub-Advisor, at the request of and on behalf of a Fund or the Advisor. The Sub-Advisor shall keep and supply to the Trust and the Advisor reasonable records of all such expenses.

5.  Compensation. For the services provided and the expenses assumed with respect to a Fund pursuant to this Agreement, the Sub-Advisor will be entitled to the fee listed for the Fund(s) on Exhibit A. Such fees will be computed daily and payable in arrears no later than the seventh (7th) business day following the end of each month, from the Trust on behalf of the Fund(s), calculated at an annual rate based on the Sub-Advisor Assets’ average daily net assets.

If this Agreement is terminated prior to the end of any calendar month, the fee shall be prorated for the portion of any month in which this Agreement is in effect according to the proportion which the number of calendar days, during which this Agreement is in effect, bears to the number of calendar days in the month, and shall be payable within 10 days after the date of termination.

6.  Representations and Warranties of the Sub-Advisor. The Sub-Advisor represents and warrants to the Advisor and the Trust as follows:

(a)  The Sub-Advisor is registered as an investment Advisor under the Advisers Act;

(b)  The Sub-Advisor is a limited liability company duly organized and validly existing under the laws of the State of Delaware with the power to own and possess its assets and carry on its business as it is now being conducted;

(c)  The execution, delivery and performance by the Sub-Advisor of this Agreement are within the Sub-Advisor’s powers and have been duly authorized by all necessary action on the part of its Board of Directors and no action by or in respect of, or filing with, any governmental body, agency or official is required on the part of the Sub-Advisor for the execution, delivery and performance by the Sub-Advisor of this Agreement, and the execution, delivery and performance by the Sub-Advisor of this Agreement do not contravene or constitute a default under (i) any provision of applicable law, rule or regulation, (ii) the Sub-Advisor’s governing instruments, or (iii) any agreement, judgment, injunction, order, decree or other instrument binding upon the Sub-Advisor; and

(d)  The Form ADV of the Sub-Advisor previously provided to the Advisor (a copy of which is attached as Exhibit B to this Agreement) is a true and complete copy of the form as currently filed with the SEC and the information contained therein is accurate and complete in all material respects and does not omit to state any material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading. The Sub-Advisor will promptly provide the Advisor and the Trust with a complete copy of all subsequent amendments to its Form ADV.

7.  Representations and Warranties of the Advisor. The Advisor represents and warrants to the Sub-Advisor and the Trust as follows:

(a)  The Advisor is registered as an investment adviser under the Advisers Act;

(b)  The Advisor is a corporation duly organized and validly existing under the laws of the State of California with the power to own and possess its assets and carry on its business as it is now being conducted;

(c)  The execution, delivery and performance by the Advisor of this Agreement are within the Advisor’s powers and have been duly authorized by all necessary action on the part of its Board of Directors and by the Trust, and no action by or in respect of, or filing with, any governmental body, agency or official is required on the part of the Advisor for the execution, delivery and performance by the Advisor of this Agreement, and the execution, delivery and performance by the Advisor of this Agreement do not contravene or constitute a default under (i) any provision of applicable law, rule or regulation, (ii) the Advisor’s governing instruments or the Trust’s governing instruments, or (iii) any agreement, judgment, injunction, order, decree or other instrument binding upon the Advisor or the Trust;

(d)  The Form ADV of the Advisor as provided to the Sub-Advisor is a true and complete copy of the form as currently filed with the SEC and the information contained therein is accurate and complete in all material respects and does not omit to state any material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading;

(e)  The Advisor acknowledges that it received a copy of the Sub-Advisor’s Form ADV (a copy of which is attached as Exhibit B) prior to the execution of this Agreement; and

(f)  The Advisor and the Trust have duly entered into the Advisory Agreement pursuant to which the Trust authorized the Advisor to enter into this Agreement.

8.  Survival of Representations and Warranties; Duty to Update Information. All representations and warranties made by the Sub-Advisor and the Advisor pursuant to Sections 6 and 7, respectively, shall survive for the duration of this Agreement and the parties hereto shall promptly notify each other in writing upon becoming aware that any of the foregoing representations and warranties are no longer true.

9.  Liability and Indemnification.

(a)  Liability. The duties of the Sub-Advisor shall be confined to those expressly set forth herein, with respect to the Sub-Advisor Assets. The Sub-Advisor shall not be liable for any loss arising out of any investment hereunder, except a loss resulting from willful misfeasance, bad faith or negligence in the performance of its duties, or by reason of reckless disregard of its obligations and duties hereunder, except as may otherwise be provided under provisions of applicable state law which cannot be waived or modified hereby. (As used in this Section 9, the term “Sub-Advisor” shall include managers, officers, employees and other corporate agents of the Sub-Advisor as well as that company itself).

(b)  Indemnification. The Sub-Advisor shall indemnify the Advisor, the Trust and each Fund, and their respective affiliates and controlling persons for any liability and expenses, including reasonable attorneys’ fees, which the Advisor, the Trust or a Fund and their respective affiliates and controlling persons may sustain as a result of the Sub-Advisor’s willful misfeasance, bad faith, negligence, reckless disregard of its duties hereunder or violation of applicable law, including, without limitation, the federal and state securities laws. Notwithstanding any other provision in this Agreement, the Sub-Advisor will indemnify the Advisor, the Trust and each Fund, and their respective affiliates and controlling persons for any liability and expenses, including reasonable attorneys’ fees, to which they may be subjected as a result of their reliance upon and use of the historical performance calculations provided by the Sub-Advisor concerning the Sub-Advisor’s composite account data or historical performance information on similarly managed investment companies or accounts, except that the Advisor, the Trust and each Fund and their respective affiliates and controlling persons shall not be indemnified for a loss or expense resulting from their negligence or willful misconduct in using such numbers, or for their failure to conduct reasonable due diligence with respect to such information.

The Advisor shall indemnify the Sub-Advisor, its affiliates and its controlling persons, for any liability and expenses, including reasonable attorneys’ fees, howsoever arising from, or in connection with, the Advisor’s breach of this Agreement or its representations and warranties herein; provided, however, that the Sub-Advisor shall not be indemnified for any liability or expenses which may be sustained as a result of the Sub-Advisor’s willful misfeasance, bad faith, negligence, reckless disregard of its duties hereunder or violation of applicable law, including, without limitation, the federal and state securities laws.

10.  Duration and Termination.

(a)  Duration. This Agreement, unless sooner terminated as provided herein, shall for the Fund(s) listed on Exhibit A attached hereto remain in effect from the date first written above (the “Effective Date.”), until two years from the Effective Date, and thereafter for periods of one year so long as such continuance thereafter is specifically approved at least annually (a) by the vote of a majority of those Trustees of the Trust who are not interested persons of any party to this Agreement, cast in person at a meeting called for the purpose of voting on such approval, and (b) by the Trustees of the Trust, or by the vote of a majority of the outstanding voting securities of each Fund (except as such vote may be unnecessary pursuant to relief granted by an exemptive order from the SEC). The foregoing requirement that continuance of this Agreement be “specifically approved at least annually” shall be construed in a manner consistent with the 1940 Act and the rules and regulations thereunder.

(b)  Termination. This Agreement may be terminated as to any Fund at any time, without the payment of any penalty by: (1) the vote of a majority of the Trustees of the Trust or by the Advisor, in each case, on not less than 30 days written notice to the Sub-Advisor, or (2) by any party hereto immediately upon written notice to the other parties in the event of a breach of any provision to this Agreement by any of the parties, or (3) by the Sub-Advisor at any time without the payment of any penalty, on not less than 30 days written notice to the Advisor and the Trust.

This Agreement shall not be assigned (within the meaning of the 1940 Act) and shall terminate automatically in the event of its assignment or upon the termination of the Advisory Agreement. The parties agree that the completion of any aspect of the series of transactions collectively defined above as the Transaction shall not constitute an assignment of this Agreement under the 1940 Act. In the event that there is a proposed change in control of the Sub-Advisor which would act to terminate this Agreement, if a vote of shareholders to approve continuation of this Agreement is at that time deemed by counsel to the Trust to be required by the 1940 Act, or any rule or regulation thereunder, Sub-Advisor agrees to assume all reasonable costs associated with soliciting shareholders of the appropriate Fund(s) of the Trust, to approve continuation of this Agreement. Such expenses include the costs of preparation and mailing of a proxy statement, and of soliciting proxies.

This Agreement shall extend to and bind the heirs, executors, administrators and successors of the parties hereto.

11.  Amendment. This Agreement may be amended by mutual consent of the parties, provided that the terms of any material amendment shall be approved by: (a) the Trust’s Board of Trustees and (b) the vote of a majority of those Trustees of the Trust who are not interested persons of any party to this Agreement cast in person at a meeting called for the purpose of voting on such approval, if such approval is required by applicable law, and unless otherwise permitted pursuant to exemptive relief granted by the SEC, by a vote of the majority of a Fund’s outstanding securities.

12.  Confidentiality. Subject to the duties of the Advisor, the Trust (and each Fund), and the Sub-Advisor to comply with applicable law, including any demand of any regulatory or taxing authority having jurisdiction, the parties hereto shall treat as confidential all information pertaining to a Fund and the actions of the Sub-Advisor, the Advisor, the Trust, and a Fund in respect thereof. In accordance with Section 248.11 of Regulation S-P ( 17 CFR 248.1-248.30), Sub-Advisor will not directly, or indirectly through an affiliate, disclose any non-public personal information, except as permitted or required by law , as defined in Reg. S-P, received from the Trust or the Advisor, regarding any shareholder, to any person that is not affiliated with the Trust or with Sub-Advisor, and, provided that, any such information disclosed to an affiliate of Sub-Advisor shall be under the same limitations on non-disclosure.

13.  Notice. Any notice, advice or report to be given pursuant to this Agreement shall be deemed sufficient if delivered or mailed by registered, certified or overnight mail, postage prepaid addressed by the party giving notice to the other party at the last address furnished by the other party:

(a)   If to the Advisor:
AssetMark Investment Services, Inc.
2300 Contra Costa Blvd., Suite 425
Pleasant Hill, CA 94523-3967
Attn: Ronald D. Cordes

(b)   If to the Sub-Advisor:
Adelante Capital Management LLC
1995 University Avenue #550
Berkeley, CA 94704
Attn: Contract Compliance Officer

14.  Governing Law. This Agreement shall be governed by the internal laws of the State of Delaware, without regard to conflict of law principles; provided, however that nothing herein shall be construed as being inconsistent with the 1940 Act. Where the effect of a requirement of the 1940 Act reflected in any provision of this Agreement is altered by a rule, regulation or order of the SEC, whether of special or general application, such provision shall be deemed to incorporate the effect of such rule, regulation or order.

15.  Entire Agreement. This Agreement embodies the entire agreement and understanding between the parties hereto, and supersedes all prior agreements and understandings relating to this Agreement's subject matter. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts shall, together, constitute only one instrument.

16.  Severability. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

17.  Certain Definitions. For the purposes of this Agreement and except as otherwise provided herein, “interested person,” “affiliated person,” “affiliates,” “controlling persons” and “assignment” shall have their respective meanings as set forth in the 1940 Act, subject, however, to such exemptions as may be granted by the SEC, and the term “Fund” or “Funds” shall refer to those Fund(s) for which the Sub-Advisor provides investment management services and as are listed on Exhibit A to this Agreement.

18.  Captions. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

19.  Nonexclusive. The services of the Sub-Advisor to the Advisor in connection with the Fund hereunder are not to be deemed exclusive, and the Sub-Advisor shall be free to render similar services to others so long as its services hereunder are not impaired thereby. It is understood that the persons employed by the Sub-Advisor to assist in the performance of its duties hereunder will not devote their full time to such services and nothing hereunder contained shall be deemed to limit or restrict the right of the Sub-Advisor to engage in or devote time and attention to other businesses or to render services of whatever kind or nature.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first written above.

ADVISOR
AssetMark Investment Services, Inc.

By:_________________________________
Name: Ronald D. Cordes
Title: President

SUB-ADVISOR
Adelante Capital Management LLC

By:_________________________________
Name:
Title:

EXHIBIT A

SUBADVISORY AGREEMENT

BETWEEN ASSETMARK INVESTMENT SERVICES, INC.
AND ADELANTE CAPITAL MANAGEMENT LLC

ASSETMARK REAL ESTATE SECURITIES FUND

FEE SCHEDULE

ASSETS	COMPENSATION

100% of Sub-Advisor Assets	40 basis points

EXHIBIT B

ADELANTE CAPITAL MANAGEMENT LLC

FORM ADV

(See Attached)

SCHEDULE A

Adelante Capital Management, LLC

Investment Management Guidelines

The Fund (including Sub-Advisor assets) should be managed in accordance with the guidelines established in the Prospectus and SAI. The Sub-Advisor assets should also be managed in accordance with the following specific guidelines:

1.	Investment Objective
The objectives of the Sub-Advisor assets, established in support of the objectives of the total Fund, are:

•	Over the long-term (10 years), the Sub-Advisor assets should earn a net rate of return 5% over the inflation rate, as measured by the CPI.

•	Over the medium-term (business or market cycles of 3 to 7 years), the Sub-Advisor assets should earn a gross rate of return 200 basis points greater than the Dow Jones Wilshire REIT Index.

2.	Allowable Investments
Sub-Advisor assets should consist primarily of U.S. real estate equity securities. The following instruments are allowed:
•	Real Estate Equity Securities (REITs)
•	Preferred Shares of real estate companies
•	Convertible Debt securities of real estate companies

3.	Portfolio Characteristics

•	The Fund should invest at least 80% of its net assets in U.S. real estate equity securities.
•	The Sub-Advisor assets should be invested primarily in a portfolio of real estate investment trusts and other real estate securities. The portfolio may invest in equity, mortgage and hybrid REITs.
•	The majority of the Sub-Advisor assets will consist of securities issued by equity REITs. The portfolio will not invest more than 10% of its assets in mortgage REITs under normal circumstances.
•	May invest up to 10% in private placements.
•	There is no limit on the use of convertible securities in the Sub-Advisor assets. Convertible bonds and stocks will be considered relative to the underlying common stocks and will be viewed as equity commitments. The Fund may invest in convertible securities that are rated, at the time of purchase, in the three highest rating categories by a nationally recognized statistical rating organization such as Moody's or S&P, or if unrated, are determined by the sub-advisor to be of comparable quality. Ratings represent the rating agency's opinion regarding the quality of the security and are not a guarantee of quality. Should the rating of a security be downgraded subsequent to a Fund's purchase of the security, the adviser will determine whether it is in the best interest of the Fund to retain the security.

•	Cash will normally range from 0% to 10%. It is understood that Sub-Advisor should attempt to minimize the percentage of cash in the portfolio.
•	No more than 10% of the value of the Sub-Advisor assets will be invested in any single security, except for any position in Equity Office Properties, (EOP), and with the exception of U.S. Treasury obligations.

4.	Prohibited Investments
•	There are to be no: short sales; trading on margin; purchase or sale of options; purchase or sale of warrants unless distributed by the company as a payout; or purchase or sale of futures contracts; without the prior written consent of the Advisor.
•	No purchases are to be made of any securities of the Sub-Advisor or any of its affiliates.

5.	Reporting and Notification
Daily reporting shall include security positions in the Fund. Quarterly reporting shall include investment performance and notice of changes in organizational structure, ownership and key personnel of the firm.

6.	Guideline Review
Sub-Advisor shall be responsible for reviewing these guidelines with the client or its consultant at least annually to assure that they remain appropriate.

Notwithstanding anything to the contrary in this Agreement, in the event of a conflict between this Schedule A and the Real Estate Securities Series’ registration statement filed with the SEC, as amended and supplemented from time to time (collectively, the “Prospectus”), the term of the Prospectus shall govern.

SCHEDULE B

Current Allocation: 75%*  percent of the assets of the AssetMark Real Estate Securities Fund.

* This figure represents the portion of the assets of the AssetMark Real Estate Fund that the Sub-Advisor will manage as of the date of the execution of this agreement. The Adviser expects to direct larger portions of the Fund’s assets to the fund’s other sub-advisor in the near term. The Adviser will continue to direct new assets to the Fund’s other sub-advisor until both sub-advisors manage approximately 50% of the portfolio.